Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the RayzeBio, Inc. 2020 Equity Incentive Plan, RayzeBio, Inc. 2023 Equity Incentive Plan and the RayzeBio, Inc. 2023 Employee Stock Purchase Plan of our report dated June 23, 2023, except changes to Note 8, as to which the date is September 11, 2023, with respect to the financial statements of RayzeBio, Inc., included in its Registration Statement (Form S-1), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
September 19, 2023